EXHIBIT (h)(1)(b)

AMENDMENT TO AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE

AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT (the “Amendment”) is made and entered into as of May 29, 2020 and between STATE STREET BANK AND TRUST COMPANY, Massachusetts trust company having its principal office and place of business at One Lincoln Street, Boston, Massachusetts 02111 (“State Street” or the “Transfer Agent”), and each of the investment companies listed on Schedule A hereto, individually and separately, but not jointly (each such investment company referred to herein as a “Trust”).

WHEREAS, each Trust and the Transfer Agent are parties to that certain Amended and Restated Transfer Agency and Service Agreement dated as of November 1, 2015 (as amended, modified or supplemented from time to time, the “Agreement”; and

WHEREAS, each Trust and the Transfer Agent desire to amend and supplement the Agreement upon the following terms and conditions.

NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Trust and the Transfer Agent hereby agree that the Agreement is amended and supplemented as follows:

1.Amendment to Agreement.

(a)A new Section 1.9 is hereby added to the Agreement as follows:

“REGULATION GG. Each Trust represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, the Trust is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Transfer Agent pursuant to this Agreement or otherwise between or among any party hereto.  The parties agree that nothing in this Section 1.9 shall limit or otherwise prohibit investments in issuers engaged in Internet gambling business by a Portfolio of a Trust.”

(b)The first sentence of Section 11 of the Agreement is hereby terminated in its entirety and replaced with the following sentence:

“This Agreement shall remain in full force and effect for a term ending April 1, 2022 (the “Initial Term”).”

2.Miscellaneous.  Except as amended hereby, the Agreement shall remain in full force and effect.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

EACH OF THE TRUSTS LISTED ON SCHEDULE A ON

BEHALF OF EACH PORTFOLIO (INDIVIDUALLY AND

SEPARATELY, BUT NOT JOINTLY)

By: /s/ James F. Kirchner

Name:James F. Kirchner

Title:Treasurer

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Andrew Erickson

Name:Andrew Erickson

Title:Executive Vice President

Schedule A

LIST OF TRUSTS/PORTFOLIOS

Eaton Vance NextShares Trust

Eaton Vance Global Income Builder NextShares

Eaton Vance Stock NextShares

Eaton Vance NextShares Trust II

Eaton Vance TABS 5-to-15 Year Laddered Municipal Bond NextShares